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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
Income from continuing operations............................... $   76  $   60
Add:
  Interest......................................................     45      47
  Portion of rentals representative of interest factor..........     13      14
  Preferred stock dividend requirements of majority-owned
   subsidiaries.................................................      5       6
  Income tax expense and other taxes on income..................     33      49
  Amortization of interest capitalized..........................      1      --
  Undistributed (earnings) losses of affiliated companies in
   which less than a 50% voting interest is owned...............     (1)     --
                                                                 ------  ------
    Earnings as defined......................................... $  172  $  176
                                                                 ======  ======
Interest........................................................ $   45  $   47
Interest capitalized............................................      1       3
Portion of rentals representative of interest factor............     13      14
Preferred stock dividend requirements of majority-owned
 subsidiaries on a pre-tax basis................................      7       9
                                                                 ------  ------
    Fixed charges as defined.................................... $   66  $   73
                                                                 ======  ======
Ratio of earnings to fixed charges..............................   2.61    2.41
                                                                 ======  ======
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